Exhibit (p)(7)

Code of Ethics

Contents

1	Introduction		3

2	Definitions		3

	Benefit plan investors		3
	Chief Compliance Officer (“CCO”)		3
	Conflicts of Interest		4
	ERISA		4
	Insider Trading and Tipping		4
	Material Non-public Information		4
	Supervised Persons		4
	TD Bank N.A. Covered Persons		4

3	Standards of Conduct		4

	3.1	Fiduciary Duty	4
	3.2	Compliance with Laws and Regulations	5
	3.3	Adherence to Professional Standards	5
	3.4	Specific Prohibitions	6
		3.4.3 Insider Trading	6
		3.4.4 Fraudulent Practices	6
	3.5	Conflicts of Interest	7
	3.6	Directorships and Outside Business Activities	7
	3.7	Gifts and Entertainment	7
	3.8	Privacy	8
	3.9	Investment Information	8
	3.10	Personal Trading	8

4	Violations		8

5	Training		9

6	Accountabilities		9

	6.1	Supervised Persons	9
	6.2	TD Bank N.A. Covered Persons	9
	6.3	Wealth Investment Compliance (“WIC”)	9

Appendix A: Personal Trading Policy			11

1	Purpose		11

2	Scope		11

	2.1	Exceptions	12
	2.2	Violations	12

3	Policy Details/Requirements		13

	3.1	Persons subject to the Policy	13
	3.2	Beneficial Ownership and Covered Accounts	13
	3.3	Covered Securities	14
		3.3.3 Initial Public Offerings and Limited Offerings	14
	3.4	Pre-Clearance	14
	3.5	Blackout Period	15
		3.5.3 Reduced Blackout Period	15
	3.6	Hold Period	15
	3.7	Prohibited activities and restricted transactions	16
		3.7.3 Revocation	16
	3.8	Pre-clearance procedures	16

TDAM USA Inc.	Page 1 of 25	January 2014

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	3.9	Pre-clearance considerations	17
		3.9.3 Reduced blackout period	17
	3.10	Reporting Requirements	18
		3.10.3 Initial Holdings Report	18
		3.10.4 Annual Holdings Report	18
		3.10.5 Quarterly Transactions and Brokerage Accounts Reporting	19
		3.10.6 Code of Ethics and Personal Trading Policy Acknowledgements	19
	3.11	Section 9(a) of the Investment Company Act of 1940 Questionnaire	20
	3.12	Review of Reports and Additional Requests	20
	3.13	Penalties	20

4	Roles and Responsibilities		20

	4.1	Supervised Persons and TD Bank N.A. Covered Persons	20
	4.2	Wealth Investment Compliance (WIC)	20
	4.3	Policy Review /Policy Approval	21
	4.4	Next Review Date	21

5	Definitions		21

		Automatic Investment Plan	21
		Beneficial Ownership	21
		Chief Compliance Officer (“CCO”)	21
		Covered Account	21
		Covered Securities	21
		Discretionary managed account	21
		Exchange Traded Funds (“ETFs”)	22
		Financial Tracking	22
		Front running	22
		Initial Public Offering (“IPO”)	22
		Investment Company	22
		Late trading	22
		Limited Offering	22
		Market timing	22
		Mutual Funds	22
		Personal securities transactions	22
		Protrades	22
		Reportable Fund	22
		Supervised Persons	23
		TD Bank N.A. Employee	23
		TD Bank N.A. Covered Person	23
		TD Affiliate	23
		TDAM USA Supervised Persons	23

Appendix 1: Exempt Securities			24
Appendix 2: TD Bank N.A. Approved Broker List			25

TDAM USA Inc.	Page 2 of 25	January 2014

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1	Introduction

TDAM USA Inc. (“TDAM USA”), a wholly owned subsidiary of The Toronto-Dominion Bank (“TD Bank”), provides investment advisory services in the United States. TD Bank and its subsidiaries are collectively known as TD Bank Group (“TD”).

In this capacity, TDAM USA serves as a fiduciary and must ensure that Supervised Persons and TD Bank N.A. Covered Persons acting on its behalf adhere to the highest standards of professional and ethical conduct and comply with TDAM USA policies where applicable.

As a member company of TD, employees acting on behalf of TDAM USA must adhere to the TD Code of Conduct and Ethics (the “TD Code”). The TD Code establishes standards that govern the way TD deals with its shareholders, customers, suppliers, competitors and employees.

To further articulate the values, principles and business practices that guide the conduct of Supervised Persons, the TDAM USA Board of Directors (the “TDAM USA Board”) has adopted the TDAM USA Code of Ethics (“the TDAM USA Code” or “the Code”), which incorporates by reference, the TDAM USA Personal Trading Policy (the “Personal Trading Policy”). The combination of the TD Code and the TDAM USA Code including the Personal Trading Policy (“the Codes”), meet the regulatory requirements in jurisdictions in which TDAM USA operates. Certain employees of TD Bank N.A. have been designated by the CCO as subject only to certain specified provisions of the TDAM USA Code.

The TD Code and the TDAM USA Code, including the Personal Trading Policy, apply to all Supervised Persons worldwide. Certain TD Bank N.A. Covered Persons are subject only to certain specified provisions of the TDAM USA Code including the Personal Trading Policy. TD Bank N.A employees are governed separately by the TD Code and the TD Bank N.A. Code of Conduct. Adherence to the provisions of these governing documents is a fundamental condition of employment.

The following policies and or documents referenced in the TDAM USA Code are available at http://w3.tdintranet.com/:

■	TDAM USA Form ADV Part II
■	TD Code of Conduct and Ethics
■	TD Directorships and Outside Business Activities Guidelines
■	TD Financial Matters Whistleblower Policy
■	TD Bank US Holding Company Privacy and Safeguarding Customer Information Policy
■	TD Windows Policy

2	Definitions

Benefit plan investors include ERISA plans, IRAs, Keogh, governmental, church, foreign plans or other entities whose assets are deemed to constitute plan assets under the U.S. Department of Labor regulation.

Chief Compliance Officer (“CCO”) is appointed to administer the provisions of, and monitor compliance with, the TDAM USA Code, including the Personal Trading Policy. The CCO may delegate any function to individuals or groups within Wealth Investment Compliance (“WIC”) as considered appropriate; accordingly all references to CCO will also include reference to a CCO appointed designate/delegate.

TDAM USA Inc.	Page 3 of 25	January 2014

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Conflicts of Interest refer to business practices that have the potential to sacrifice the interests of one set of customers in favor in the interests of another, or business practices where firms could place its or its employees' interests ahead of customer interests.

ERISA means the Employee Retirement Income Securities Act of 1974.

Insider Trading and Tipping Insider Trading occurs when a person buys or sells the securities of a public company while in possession of material non-public information about that company. Tipping occurs when a person informs another of material non-public information about a public company.

Material Non-public Information is defined as any information about a company which has not been disclosed to the general public and which either a reasonable person would deem to be important in making an investment decision or the dissemination of which is likely to impact the market price of the company’s securities. This definition also extends to client securities holdings and transactions.

Supervised Persons means any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of TDAM USA, or employee of TD providing services to TDAM USA, or other person who provides investment advice on behalf of TDAM USA and is subject to the supervision and control of TDAM USA. Supervised Persons may include any other person, including TD employees as so designated by the CCO. The CCO may exempt certain persons hired on contract from being captured by this policy based on position and/or term of contract. For the purposes of the TDAM USA Personal Trading Policy only, this definition is extended to include any immediate family member residing in the same household or any person over which the Supervised Person has control, e.g., through a power of attorney, trust, estate, etc.

TD Bank N.A. Covered Persons means any person at TD Bank N.A., who is not captured under TDPCW, with access to any TDAM USA investment program information and are subject to Sections 3.4.1, 3.9, 3.10, 4, 5 and 6.2 of the TDAM USA Code. TD Bank N.A. Compliance may exempt certain persons hired on contract from being captured by this policy based on position and/or term of contract. For the purposes of the TDAM USA Personal Trading Policy only, this definition is extended to include any immediate family member residing in the same household or any person over which the TD Bank N.A. Covered Person has control, e.g., through a power of attorney, trust, estate, etc.

3	Standards of Conduct

3.1	Fiduciary Duty

TDAM USA, including its Supervised Persons, acts as a fiduciary when exercising discretionary trading authority over client accounts. As such, TDAM USA has a duty of care, loyalty, honesty and good faith to act in the clients’ best interests and therefore required standards of conduct, including personal trading, must recognize this.

In recognition of this fiduciary duty, the TDAM USA Code is based on the fundamental principles of openness, integrity, honesty and trust, including but not limited to, conduct of personal trading transactions by Supervised Persons in a manner that does not interfere with client transactions or otherwise take advantage of their relationship with clients.

Supervised Persons must adhere to the highest standard of professional and ethical conduct and be sensitive to situations that may give rise to an actual or an apparent conflict of interest with clients’ best interests. Supervised Persons should be aware of situations that have the potential to cause damage to the reputation or image of TDAM USA or TD.

TDAM USA Inc.	Page 4 of 25	January 2014

Code of Ethics

ERISA’s fiduciary standard applies when a benefit plan’s assets represent at least 25% of a class of a fund’s assets or separately managed account advised by TDAM USA.

Where Supervised Persons have any doubt as to the appropriateness of any activity, believe that they have violated the TDAM USA Code, or become aware of a violation of the TDAM USA Code by someone else, they must immediately contact the CCO. TD Financial Matters Whistleblower Policy protects Supervised Persons reporting suspected actual or potential violations committed by others.

3.2	Compliance with Laws and Regulations

Supervised Persons are required to comply with all applicable United States Federal securities laws and the applicable laws of the jurisdiction in which the Supervised Person is located. U.S. securities laws include, but are not limited to the following:

■	Investment Advisers Act of 1940 (“the Advisers Act”)
■	Investment Company Act of 1940 (“the 1940 Act”)
■	Securities Act of 1933 (“the 1933 Act”)
■	Securities Exchange Act of 1934 (“the 1934 Act”)
■	ERISA
■	Sarbanes-Oxley Act of 2002
■	Title V of the Gramm-Leach-Bliley Act
■	In all the cases the Rules and Regulations enabled under each apply as well as any rules adopted by the U.S. Securities and Exchange Commission (“SEC”) under any of these statutes
■	The Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted there under by the SEC or the U.S. Department of Treasury
■	The Foreign Corrupt Practices Act of 1977

3.3	Adherence to Professional Standards

Supervised Persons are required to adhere to the codes of conduct and professional standards of bodies under which they are professionally licensed or qualified. For example, CFA Institute1 members and students are expected to act in accordance with the CFA Institute Code of Ethics and Standards of Professional Conduct.

To ensure TDAM remains in compliance with the CFA Asset Managers Code of Professional Conduct, Supervised Persons are reminded that market manipulation, which includes practices that distort security prices or trading volumes is illegal. Transaction based manipulation includes, but is not limited to, transactions that artificially distort prices or volumes to give the impression of activity or price movement in a financial instrument (eg. trading in illiquid stocks at the end of the month/quarter end to drive up the price to, for instance, avoid margin calls in a Covered Account, or to improve the client/fund performance). Information based manipulation includes, but is not limited to, spreading knowingly false rumours to induce trading by others, and pressuring the sell side analysts to rate or recommend a security to benefit the Supervised Person’s Covered Account or a client/fund account. Supervised Persons are prohibited from engaging in market manipulative activities in Covered Accounts and/or in client/fund accounts.

1 Chartered Financial Analyst Institute (“CFA Institute”)

TDAM USA Inc.	Page 5 of 25	January 2014

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3.4	Specific Prohibitions

3.4.3	Insider Trading

TDAM USA may receive Material Non-public Information or review opportunities for investment in public entities or subsidiaries or affiliates of public entities.

Supervised Persons and TD Bank N.A. Covered Persons in possession of Material Non-public Information may not directly or indirectly trade in any security of the issuer, either for themselves or on behalf of others, while in possession of Material Non-public Information (“Insider Trading”). Supervised Persons and TD Bank N.A. Covered Persons must not communicate (“tip”) Material Non-public Information to others; this is also a legal violation. These prohibitions apply until after proper disclosure and public dissemination of the information.

Supervised Persons and TD Bank N.A. Covered Persons must contact the CCO immediately if they possess or believe they may possess Material Non-public Information.

Supervised Persons and TD Bank N.A. Covered Persons should refer to the TD Windows Policy for further consideration of conflicts of interest.

The potential penalties for insider trading include civil, criminal, regulatory and employment actions resulting in any combination of fines, imprisonment or monetary damages.

3.4.4	Fraudulent Practices

Supervised Persons must not, in connection with the purchase or sale, directly or indirectly, of any security held or to be acquired for a client:

a.	Employ any device, scheme, or artifice to defraud a client or prospective client.

b.	Engage in any transaction, practice, or course of business that operates as a fraud or deceit upon a client or prospective client.

c.	Mislead a client, including by making false statements or a statement that omits material facts.

d.	Engage in any manipulative practice with respect to such client.

Supervised Persons may not engage in conduct that is deceitful, fraudulent or manipulative, or that involves false or misleading statements, in connection with their activities as an investment adviser.

Supervised Persons are prohibited from making an offer, a payment, a promise to pay or other transfer of anything of value to a foreign official, foreign political party, candidate for foreign political office, or anyone else while knowing the purpose of such payment is to:

a.	Influence any act or decision of a foreign official in his or her official capacity, including a decision to fail to perform his or her official function; or

b.	Induce a foreign official to use his or her influence with a foreign government in order to assist TDAM USA in obtaining or retaining business or directing business to any person.

Supervised Persons must contact WIC prior to making any such payments.

TDAM USA Inc.	Page 6 of 25	January 2014

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3.5	Conflicts of Interest

Consistent with the fiduciary responsibilities described above, TDAM USA and its Supervised Persons fulfill these responsibilities by appropriately addressing conflicts of interest or the perception of a conflict of interest. Supervised Persons must fully disclose to their manager and the CCO all material facts concerning actual or perceived conflicts of interest, including those arising from a spouse or immediate family member residing in the same household. Such conflicts may arise from employment, directorships or other circumstances and must be disclosed promptly as they arise and on an annual basis.

■	For example, a Supervised Person or its immediate family member residing in the same household may have a material beneficial ownership, business or personal relationship, or other material interest in an issuer. The Supervised Person may not participate in any decision-making process regarding the securities of that issuer. If a research analyst has such an interest in an issuer, TDAM USA, in consultation with the CCO, will assess the situation to determine if any changes to analyst coverage of the issuer is warranted.

A number of potential conflicts of interest issues that may arise between TDAM USA and its clients, due to TDAM USA’s corporate relationship with TD and its subsidiaries which may engage in and obtain remuneration and profits from business activities. For example:

■	TD may provide advisory or other services, such as, senior loans or investment banking services, or invest in a company in which a TDAM USA client has invested. The potential for such conflicts of interest situations are increased where the company at issue is not performing well or otherwise becomes troubled.

Certain Supervised Persons are required under the Fund Ownership Requirements to make personal investments in the funds that they advise, i.e., co-invest with clients. This requirement intends to align the personal interests of the Supervised Persons with those of its clients. Certain other Supervised Persons may have the option to invest personally in the funds advised by TDAM USA with a reduced minimum investment requirement. In either case, the Supervised Person investing in the funds must adhere to the terms and conditions of the Fund Ownership Requirements.

Supervised Persons should consider the existence of these conflicts of interest and others, and upon identification, contact their manager and the CCO.

3.6	Directorships and Outside Business Activities

Supervised Persons must consult the TD Directorships and Outside Business Activities Guidelines before entering into any outside business activity or directorship.

3.7	Gifts and Entertainment

All Supervised Persons are required to comply with the TD Code. Supervised Persons engaged in trading, advising or providing analysis are also required to comply with the requirements of the TD Code and the TDAM USA Business Entertainment and Gifts Policy.

Supervised Persons should not accept inappropriate gifts, favours, entertainment, special accommodations, or other things having more than a nominal value that could influence their decision-making or make them feel beholden to a person or firm. Similarly, Supervised Persons should not offer gifts, favours, entertainment, special accommodations, or other things of more than a nominal value that could be viewed as overly generous or aimed at influencing decision making, inducing reciprocal favours, or making a client or firm feel beholden to them or to TDAM USA.

TDAM USA Inc.	Page 7 of 25	January 2014

Code of Ethics

If you have questions regarding gifts and entertainment, consult your manager or WIC.

3.8	Privacy

The TD Bank US Holding Company Privacy and Safeguarding Customer Information Policy (“the Privacy Code”) is the controlling document that dictates the use and disclosure of personal information within TD Bank N.A.. TDAM USA and its Supervised Persons must to be aware of the provisions of the Privacy Code and abide by it. Refer also to the TDAM USA Form ADV Part II

3.9	Investment Information

Supervised Persons and TD Bank N.A. Covered Persons may acquire investment information while engaged in activities for TDAM USA or its clients, including but not limited to, information regarding actual or contemplated investment decisions, portfolio composition, due diligence research, or client holdings. Some information may also be considered Material Non-public Information subject to insider trading restrictions described in Section 3.4.1. Supervised Persons and TD Bank N.A. Covered Persons must:

■	Keep such investment information confidential and not disclose such information to an outside party other than to persons who need to know the information to perform services for the client or as required by law; senior management can authorize disclosure in other cases.

■	Use all investment information solely for purposes necessary for or incidental to the provision of TDAM USA services; and

■	Safeguard all investment information with a high degree of care.

3.10	Personal Trading

TDAM USA recognizes that personal trading activities of its Supervised Persons and of TD Bank N.A. Covered Persons may present potential conflicts of interest. The TDAM USA Personal Trading Policy, forming part of the TDAM USA Code, endeavours to mitigate these potential conflicts of interest. The requirements of the TD Firewalls Policy and/or the TD Windows Policy may apply to certain Supervised Persons and to certain TD Bank N.A. Covered Persons.

Refer to Appendix A for the TDAM USA Personal Trading Policy.

4	Violations

Supervised Persons and TD Bank N.A. Covered Persons are required to report any actual or potential violations of the Code and Personal Trading Policy to their manager and the CCO. The CCO will review any actual or potential violations with senior management and may discuss with the Supervised Person’s or TD Bank N.A. Covered Person’s immediate manager.

Should the CCO otherwise become aware of any actual or potential violations, these may, at the discretion of the CCO, be discussed with the Supervised Person’s or TD Bank N.A. Covered Person’s immediate manager, escalated to senior management or TD Human Resources.

Supervised Persons and TD Bank N.A. Covered Persons are required to acknowledge that adherence to the provisions of the Code (as applicable) is a condition of employment with TD and a serious violation of the Code or referenced policies may result in dismissal. Supervised Persons and TD Bank N.A. Covered Persons should be aware that violations could also lead to regulatory enforcement action resulting in suspension or expulsion from the securities business, fines and penalties, and imprisonment.

TDAM USA Inc.	Page 8 of 25	January 2014

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To achieve compliance with Rule 17j-1 under the 1940 Act, the Advisers Act and the Code, violations may result in one or more of the following disciplinary actions:

■	Review of the Code by the Supervised Person or the TD Bank N.A. Covered Person

■	Written warning from WIC or senior management, i.e. a letter of censure

■	Disgorgement of profits to a charity without benefit of tax receipt

■	Suspension of personal trading privileges

■	Change of work responsibilities

■	Probation, suspension or termination of employment

Violations resulting in any of the noted consequences may be documented in the Supervised Person’s or TD Bank N.A. Covered Person’s Human Resources record.

5	Training

The CCO is responsible for periodically providing training for Supervised Persons on the requirements of the Code, including the Personal Trading Policy and for TD Bank N.A. Covered Persons in respect of applicable sections of the Code and the Personal Trading Policy. Training may include live presentation, educational videos, online training programs or the use of other media.

All Supervised Persons and TD Bank N.A. Covered Persons are required to attend in-person training sessions or read any applicable materials as requested.

6	Accountabilities

6.1	Supervised Persons

Annually, all Supervised Persons review and attest that they have reviewed the Code, including the Personal Trading Policy; the CCO administers this attestation. TD Human Resources administers annual attestation of the TD Code.

6.2	TD Bank N.A. Covered Persons

Annually, all TD Bank N.A. Covered Persons review and attest that they have reviewed the applicable sections of the Code and the Personal Trading Policy; the CCO administers this attestation.

6.3	Wealth Investment Compliance (“WIC”)

The CCO:

■	May designate any other person as a Supervised Person or a TD Bank N.A. Covered Person, as necessary.

TDAM USA Inc.	Page 9 of 25	January 2014

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■	Reports all material violations of the Code and the Personal Trading Policy monthly to senior management and quarterly to the TDAM USA Board.

■	Provides a written report to the Board of Directors of any Investment Company that is a client:

■	Describing any issues arising under the Code since the previous report including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to material violations; and

■	Certifying that TDAM USA has adopted procedures reasonably necessary to prevent Code violations.

■	Reviews the Code and the Personal Trading Policy as part of the annual review process or periodically as required, to evaluate its adequacy and the effectiveness of its implementation.

■	In the event that the Code is materially amended, submits the amended Code promptly for approval to the TDAM USA Board and Board of Directors of any Investment Company that is a client and no later than six months after the adoption of amendment.

WIC acts as a resource for Supervised Persons regarding their responsibilities under the Code and for TD Bank N.A. Covered Persons regarding their responsibilities under applicable sections of the Code and the Personal Trading Policy.

TDAM USA Inc.	Page 10 of 25	January 2014

Personal Trading Policy

Appendix A: Personal Trading Policy

Note: This Policy forms Appendix A to the TDAM USA Code of Ethics

1	Purpose

TDAM USA Inc. (“TDAM USA”), a wholly owned subsidiary of The Toronto-Dominion Bank (“TD Bank”), provides investment advisory services in the United States. TD Bank and its subsidiaries are collectively known as TD Bank Group (“TD”).

TDAM USA recognizes that personal trading activities of Supervised Persons and TD Bank N.A. Covered Persons may pose potential conflicts of interest. In order to mitigate potential conflicts of interest TDAM USA has implemented standards and limitations forming the TDAM USA Personal Trading Policy & Procedures (“the Personal Trading Policy” or “the Policy”). The Personal Trading Policy forms part of the TDAM USA Code of Ethics (“the TDAM USA Code”); which also specifies the requirement for employees acting on behalf of TDAM USA to adhere to the TD Code of Conduct and Ethics (the “TD Code”), referred to jointly as “the Codes”.

Supervised Persons and TD Bank N.A. Covered Persons, as defined below, are subject to the requirements of the Personal Trading Policy.

The following policies and or documents referenced in the Personal Trading Policy are available at http://w3.tdintranet.com/:

■	TD Code of Conduct and Ethics
■	TD Financial Matters Whistleblower Policy
■	TD Windows Policy

2	Scope

Supervised Persons who are employed by TDAM USA or TD employees that provide services to TDAM USA (“TDAM USA Supervised Persons”) and TD Bank N.A. Covered Persons who are employed by TD Bank N.A. (“TD Bank N.A. Employee”) owe a fiduciary duty to clients resulting from the granting of discretionary trading authority over client accounts. In this position of trust, Supervised Persons and TD Bank N.A. Covered Persons must place the best interest of clients ahead of their own personal interest. Supervised Persons and TD Bank N.A. Covered Persons shall not use knowledge of client trading or use their position with TDAM USA or TD Bank N.A. to unfairly profit through personal trading. All Supervised Persons must comply with the requirements of the Code and the Personal Trading Policy. All TD Bank N.A. Covered Persons must comply with the requirements of the Personal Trading Policy. All personal trading must be conducted in a responsible manner, so as to reflect credit on the profession.

TDAM USA Supervised Persons and TD Bank N.A. Employee may not engage in patterns of trading that meet the letter of the restrictions but intend to circumvent the restrictions. Supervised Persons must comply with the restrictions in good faith and conduct their personal securities transactions in keeping with the intended purpose of the Personal Trading Policy and the Code. WIC may request any reports and certifications from TDAM USA Supervised Persons and TD Bank N.A. Employee., in addition to those specified below, to comply with applicable regulations and industry best practices.

TDAM USA Inc.	Page 11 of 25	January 2014

Personal Trading Policy

2.1	Exceptions

The CCO may permit exceptions to provisions of the Policy upon written request.

TDAM USA Supervised Persons may submit an exception request in writing via FTT’s Case Management specifying the particulars of the request including the hardship caused by the restrictions. Supervised Persons must demonstrate that approving the request would not result in any securities law violations and the exception would not be contrary to the best interest of clients or TDAM USA. As part of this review, the CCO may discuss the request with senior management as necessary to reach a final decision.

For example, undue hardship may occur where the Supervised Person requires funds for a down payment on a residence, or pay taxes or debts.

The CCO may grant de minimis or other trading exceptions if there is no likelihood that the exception would generally affect the price of the security or limit its availability.

The CCO reports approved material exceptions monthly to senior management and quarterly to the TDAM USA Board.

2.2	Violations

A violation of the Policy may also be a violation of securities laws or regulations that may subject a TDAM USA Supervised Person and TD Bank N.A. Employee to regulatory, civil, or criminal penalties.

The CCO will review any actual or potential post trade violations and may discuss the issue with the TDAM USA Supervised Person or TD Bank N.A. Employee, their immediate manager, senior management, or TD Human Resources.

Violations may result in one or more of the following disciplinary actions:

■	Requirement to review the Policy and the Code.

■	Written warning from WIC or senior management, i.e. a letter of censure.

■	Disgorgement of profits to a charity without benefit of tax receipt.

■	Suspension of personal trading privileges.

■	Change of work responsibilities.

■	Probation, suspension or termination of employment.

Violations may be reported to TD Human Resources subject to escalation standards and as a result may be documented in the TDAM USA Supervised Person’s or TD Bank N.A. Employee’s Human Resources record.

TD Financial Matters Whistleblower Policy protects TDAM USA Supervised Persons and TD Bank N.A. Employees reporting suspected actual or potential violations committed by others.

TDAM USA Inc.	Page 12 of 25	January 2014

Personal Trading Policy

3	Policy Details/Requirements

3.1	Persons subject to the Policy

Any immediate family member residing in the same household as the TDAM USA Supervised Person or TD Bank N.A. Employee is subject to the Policy (see below for more details). The Supervised Person or the TD Bank N.A. Covered Person is responsible for ensuring the accuracy and completeness of their family members’ personal trading activities.

Certain TDAM USA Supervised Persons who are also TD Reporting Insiders must also comply with the provisions of the Information Barriers (formerly TD Firewalls Policy (“the IB Policy”). Information Barriers Compliance will notify those individuals designated as subject to the IB Policy.

3.2	Beneficial Ownership and Covered Accounts

All personal securities transactions entered into by Supervised Persons and TD Bank N.A. Covered Persons must be executed in a Covered Account. Subject to the exceptions provided below, Covered Accounts must be maintained at a TD Affiliate or at an approved broker (refer to Appendix 2), unless they are discretionary managed accounts.

Exceptions to this requirement may be considered in exceptional circumstances, e.g., in the case of a family member living in the same household or where a TD Affiliate or approved broker is not available to support the type of Covered Account or the product within the Covered Account. If an exception is granted, Supervised Persons must arrange for duplicate trade confirmations and account statements to be forwarded to the CCO.

TDAM USA Supervised Persons are presumed to have a Beneficial Ownership, and therefore an obligation to pre-clear and report transactions, in the following securities and in the Covered Accounts in which the securities are held:

i)	Securities owned by a Supervised Person in his or her name.

ii)	Securities owned by an individual Supervised Person indirectly e.g., through an account or investment vehicle for his or her benefit, such as an RRSP, RESP, IRA, 401 -K, family trust, family partnership, etc.

iii)	Securities owned in which the Supervised Person has a joint ownership interest, such as property owned in a joint brokerage account.

iv)	Securities in which a member of the TDAM USA Supervised Person’s immediate family, e.g., spouse, including common law, domestic partner, minor children and other dependent relatives, has a direct or indirect (refer to ii) above) or joint ownership interest and if the immediate family member resides in the same household as the Supervised Person.

v)	Accounts in which the Supervised Person has power of attorney, trading authority, control, or direction over the account.

vi)	Securities owned by trusts, private corporations, companies (including personal holding companies) or foundations or other charitable accounts for which the Supervised Person has investment discretion, other than client accounts of TDAM USA.

TDAM USA Inc.	Page 13 of 25	January 2014

Personal Trading Policy

If a Supervised Person believes that he or she does not have a beneficial ownership in the securities listed above, the TDAM Supervised Person can submit a written request to the CCO for an exception.

In the case of discretionary management Covered Accounts, Supervised Persons must not consult with, influence or attempt to influence the portfolio manager on any individual trading decision in the account. Supervised Persons may be involved in establishing and periodically reviewing the investment objectives, risk tolerances, preferences and asset mix for the account. These accounts must be disclosed and the CCO may request documentation to verify that the account is a discretionary managed account.

3.3	Covered Securities

All security transactions initiated by Supervised Persons are subject to the applicable restrictions of the Policy, unless designated as Exempt Securities as provided in Appendix 1. Exempt Securities will not require trade pre-clearance and may not be subject to some of the reporting requirements.

Please note that the Policy restrictions apply to Covered Securities and any instruments that are related to Covered Securities such as options, rights, warrants, preferred stock, bonds and other obligations of that issuer or instruments otherwise convertible into securities of that issuer.

The term “security” bears very broad interpretation; Supervised Persons must pre-clear all securities other than those specifically listed in as Exempt Securities Appendix 1.

3.3.3 Initial Public Offerings and Limited Offerings

Supervised Persons and TD Bank N.A. Covered Persons may not engage in personal transactions involving the direct purchase of any security (debt or equity) in an IPO (including initial offerings of closed-end funds). This restriction also includes new issues resulting from spin-offs, municipal securities, and thrift conversions, although in limited cases the purchase of such securities in an offering may be approved by the CCO upon determining that approval would not violate any policy reflected in the Code.

This restriction does not apply to initial offerings of open-end mutual funds, U.S. government issues or money market instruments.

Supervised Persons and TD Bank N.A. Covered Persons may not purchase securities in a Limited Offering without CCO approval. Approval will be based upon a determination that the investment opportunity need not be reserved for clients, that the Supervised Person and TD Bank N.A. Covered Person is not being offered the investment opportunity due to his or her employment with TDAM USA or affiliate of TD, and other relevant factors (e.g., whether that the Limited Offering security will be issued as a public offering in the foreseeable future) and on a case-by-case basis.

3.4	Pre-Clearance

Supervised Persons are required to pre-clear all intended trades in Covered Securities utilizing FTT to obtain approval prior to execution. Obtaining pre-clearance to trade does not relieve TDAM USA Supervised Persons from complying with all other restrictions in TDAM USA policies, nor does it authorize or condone a trade that would otherwise contravene securities laws.

Exempt Securities, as noted in Appendix 1, do not require pre-clearance however WIC may review any securities transactions executed in Covered Accounts for adherence to the Code and referenced policies.

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3.5	Blackout Period

In situations where TDAM USA may be making a direct investment in a Covered Security, Supervised Persons captured by the blackout period may not purchase or sell the same security for five (5) business days starting upon the completion of TDAM USA trading.

If a Supervised Person or TD Bank N.A. Covered Person knows or should know at the time of entering into the transaction that TDAM USA is proposing to sell or make a direct investment in a Covered Security then the Supervised Person or TD Bank N.A. Covered Person may not personally trade in that Covered Security.

3.5.3 Reduced Blackout Period

A reduced blackout Period has been instituted whereby WIC will randomly select days throughout the year to reduce the black-out period from the standard of five (5) business days to one (1) business day to capture only those securities active on the trading blotter.

All trades executed under this exception must be processed through a Covered Account held at TD Waterhouse to facilitate monitoring of this activity. For Supervised Persons resident in the United States, alternate procedures have been established. If irregularities are noted, the Supervised Person may be required to reverse the trade at their own expense.

All other provisions of the Code and the Policy still apply to transactions executed during the reduced blackout period to Supervised Persons and the Personal Trading Policy to TD Bank N.A. Covered Persons, including where applicable:

■	Prohibition against front running and insider trading;
■	The short-term trading restriction (hold period); and
■	TD Windows Policy for TD stock purchases.

3.6	Hold Period

TDAM USA Supervised Persons and TD Bank N.A. Covered Persons are required to limit the amount of time spent on personal investing during working hours such that this does not interfere with employment responsibilities. WIC may investigate a pattern of personal trading that appears to be inconsistent with this requirement. Personal trading statistics of Supervised Persons and TD Bank N.A. Covered Persons are maintained and may be reported to Senior Management on a quarterly basis or will be provided to Senior Management at any time upon request. Excessive trading, as determined between WIC and Senior Management, may be considered a Code violation.

Hold period restrictions do not apply to money market securities, non-reportable mutual funds, money market mutual funds, Passively Managed ETFs, and Commodities.

Accordingly, Supervised Persons may not purchase and sell, or sell and purchase the same (or equivalent) security or securities within 60 calendar days. TD Bank N.A. Covered Persons may not purchase and sell, or sell and purchase the same security (or equivalent) security or securities within 30 calendar days.

Additionally, to address trading in mutual funds that is not consistent with the best interests of unit holders and /or shareholders (i.e., in consideration of excessive trading and market timing) a 60 or 30 day hold period, as applicable, is required for reportable mutual fund units/shares.

For determination of the hold period, a last-in-first-out methodology is applied.

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Supervised Persons and TD Bank N.A. Covered Persons may submit a written request to the CCO for an exception to this requirement but approval is granted only under limited circumstances.

3.7	Prohibited activities and restricted transactions

Supervised Persons and TD Bank N.A. Covered Persons are specifically prohibited from the following activities:

■	Engaging in or facilitating market timing, late trading or front running.
■	Insider trading.
■	Obtaining special treatment or investment opportunities not generally available to the public.
■	Purchase of a corporate debt or equity IPO, new issue or secondary public offering.
■	Transact (buy or sell) a private placement of securities without obtaining approval from the CCO.
■	Short selling securities issued by TD Bank, TD Ameritrade or other TD Restricted Securities, as defined in the TD Windows Policy.
■	Entering into any contract or series of contracts that create a short sale of TD Bank, TD Ameritrade or other TD Restricted Securities, as defined in the TD Windows Policy.
■	Trading in put or call options on securities issued by TD Bank, TD Ameritrade or other TD Restricted Securities, as defined in the TD Windows Policy, including covered calls.
■	Trading in units or shares in TD mutual funds or pooled funds in any manner that is not consistent with the best interests of other unit holders.

Supervised Persons and TD Bank N.A. Covered Persons are specifically prohibited from participating in the following:

■	Transactions that are in the process of being executed on behalf of clients or funds in active products/accounts or if passive (index/model) trades are at or are exceeding the set percentage of the average daily volume.
■	Transactions that are being considered for clients, as noted above.
■	Any security that WIC has notified Supervised Persons and TD Bank N.A. Covered Persons as being restricted.

3.7.3  Revocation

WIC, at its discretion, may revoke a pre-clearance approval, specifically if facts or circumstances change that if known at the time pre-clearance was approved would have resulted in a denial. Should a Supervised Person become aware of such changed facts or circumstances he or she should advise WIC immediately by sending an email to Protrades or creating and submitting a Case via FTT’s Case Management to obtain authorization from WIC before proceeding with the transaction.

Should WIC revoke a pre-clearance approval, the Supervised Person must not proceed with placing an order and must cancel an order that is still open and unfilled or partially filled.

3.8	Pre-clearance procedures

Supervised Persons must obtain pre-clearance for Covered Securities. Generally it is the TDAM USA Supervised Person that inputs trade details into FTT and submits the request.

The following information is required for the request to be considered:

■	Account Number
■	Trade Date (defaults to current date)

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■	Security Type
■	Transaction Type
■	Duration (Day)
■	Security Ticker
■	Security Name
■	Quantity
■	Amount (defaults to 0.00)

Portfolio managers must also advise WIC by sending an email to Protrades or creating and submitting a Case via FTT’s Case Management if the security for which pre-clearance is requested represents 10% or more of the total value of investments in all his/her Covered Accounts.

TDAM USA Supervised Persons must:

■	Ensure that the proposed transaction does not violate TDAM USA policies and applicable securities laws and regulations.
■	When requesting approval to transact in a Covered Security that is owned in a client account over which the Supervised Person has investment responsibility, send details of this potential conflict to WIC by sending an email to Protrades or creating and submitting a Case via FTT’s Case Management.
■	Obtain pre-clearance approval prior to placing the trade with a broker.
■	When inputting trade details into FTT to obtain pre-clearance, actually intend to trade.

Supervised Persons must not simultaneously request pre-clearance to buy and sell the same Covered Security.

Pre-clearance approval is valid for the day granted and expires at the end of that trading day.

Pre-clearance approval may be revoked at any time for any reason by notifying the Supervised Person of the revocation. Where pre-clearance approval is revoked, the Supervised Person must instruct the broker with whom the trade has been placed to cease any further trading in the security on their behalf. Where the trade has already been executed, the Supervised Person is not required to cancel the trade as long as the trade is not in violation of securities laws.

3.9	Pre-clearance considerations

Generally, the following factors are considered in determining whether a proposed transaction will be approved:

■	Conflicts with the trading blotter.
■	Reviewing transactions based upon blackout period.
■	Hold period requirements.
■	In the case of a Private Placement or Limited Offering, whether the investment opportunity should be reserved for clients, whether the opportunity is being offered to a Supervised Person or TD Bank N.A. Covered Person by virtue of their position with TDAM USA and whether the issuer is truly a private company and there is no reasonable prospect that the issuer will make a public offering of the securities in the foreseeable future.

3.9.3  Reduced blackout period

Mid-morning on randomly selected days, TDAM USA Supervised Persons will be notified by email of the reduced blackout period. The usual pre-clearance procedures apply.

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WIC has developed additional departmental procedures for administering and monitoring this exception; these include the following:

■	Method of randomly selecting days
■	Enhanced monitoring of trade blotter activity
■	Issuance of notification of reduced blackout period days
■	Enhanced post trade review

U.S. resident TDAM USA Supervised Persons must provide WIC with a copy of the trade confirmation for trades executed under this exception within 24 hours of the executed trade if an automated feed is not available.

3.10	Reporting Requirements

3.10.3  Initial Holdings Report

New TDAM USA Supervised Persons and TD Bank N.A. Employees, including personnel transferring within TD, are required to file an Initial Holdings Report. TDAM USA Supervised Persons and TD Bank N.A. Employees will file the report through the FTT within ten (10) calendar days of commencement of employment or effective date of transfer.

New and transferring Supervised Persons and TD Bank N.A. Employees must disclose:

■	All holdings in Covered Securities including private placement securities, and any investment in Reportable Funds; and
■	All Beneficial Ownership / Covered Accounts, even if these accounts only hold Reportable Funds.

3.10.4  Annual Holdings Report

TDAM USA Supervised Persons and TD Bank N.A. Employees are required to file an Annual Securities Holdings Report. TDAM USA Supervised Persons and TD Bank N.A. Employees will file the report through the FTT. The reports are due within 45 days (i.e. by February 14th) following the end of the reporting year, providing:

■	Details of their Covered Securities, Exchange Traded Funds and TD Mutual Fund holdings as of December 31st of each year, including:

■	Title, number of shares and principal amount of each security held in a Supervised Person’s or TD Bank N.A. Covered Person’s Beneficial Ownership / Covered Account(s); and
■	The name of any broker and/or dealer that maintains the account.

NOTE - Holdings information may be populated if the positions are subject to automated data feed from TD Waterhouse, TD Investor Services (Mutual Funds), TD Bank N.A. Covered Persons Approved Brokers, If holdings have been pre-populated, you are required to review data for accuracy.

■	Disclosure of all Beneficial Ownership / Covered Accounts, except where these are only third party mutual funds.

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3.10.5	Quarterly Transactions and Brokerage Accounts Reporting

Quarterly, TDAM USA Supervised Persons and TD Bank N.A. Employees are required to report all transactions in Covered Securities, Exchange Traded Funds and TD Mutual Funds. TDAM USA Supervised Persons and TD Bank N.A. Employees will report transactions through the FTT. Reporting is due within 30 calendar days of the end of each calendar quarter.

As all Unconfirmed Transactions in FTT should be executed trades, a review of all transactions populated in the Unconfirmed Transaction section under the Confirm Trades/Holdings tab of FTT is required. To complete quarterly reporting, confirm the Unconfirmed Transactions listed. If automated data feeds are not available for Covered Accounts, TDAM USA Supervised Persons and TD Bank N.A. Employees can complete the Quarterly Transaction Reporting requirements by confirming Approved Trade Requests under the Trade Request Tab in FTT and then confirming Unconfirmed Transactions. Filing due dates are:

Reporting Dates	Quarter Ended	Report Due
First Quarter	March 31st	April 30th
Second Quarter	June 30th	July 30th
Third Quarter	September 30th	October 30th
Fourth Quarter	December 31st	January 30th

Filing is required even if there were no reportable transactions during the quarter.

3.10.6	Code of Ethics and Personal Trading Policy Acknowledgements

Annually, TDAM USA Supervised Persons are required to certify through the FTT that they:

•	Have read and understood the terms and requirements of the TDAM USA Code including the Personal Trading Policy;

•	Have complied with the TDAM USA Code including the Personal Trading Policy during their association with TDAM USA;

•	Have disclosed and reported all Covered Securities transactions and Beneficial Ownership / Covered Accounts required to be disclosed or reported;

•	Will continue to comply with the TDAM USA Code and the Personal Trading Policy in the future;

•	Understand that a violation of the TDAM USA Code including the Personal Trading Policy may be grounds for disciplinary action or termination and may be a violation of federal and/or state securities laws.

Annually, TD Bank N.A. Employees are required to certify through the FTT that they:

■	Have read and understood the terms and requirements of the applicable Sections of the Personal Trading Policy;
■	Have complied with the applicable Sections of the Personal Trading Policy during their association with TDAM USA;
■	Have disclosed and reported all Covered Securities transactions and Beneficial Ownership / Covered Accounts required to be disclosed or reported;
■	Will continue to comply with the applicable Sections of the Personal Trading Policy in the future;
■	Understand that a violation of the applicable Sections of the Personal Trading Policy may be grounds for disciplinary action or termination and may be a violation of federal and/or state securities laws.

TD Human Resources administer the annual certification required for the TD Code.

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3.11	Section 9(a) of the Investment Company Act of 1940 Questionnaire

Upon commencement of employment, TDAM USA Supervised Persons and TD Bank N.A. Employees must complete the Investment Company Act of 1940 Section 9(a) Questionnaire through FTT.

3.12	Review of Reports and Additional Requests

Information collected and filed in accordance with the TDAM USA Code and this Policy is maintained and kept confidential by WIC in accordance with the TD Privacy Code and will be disclosed if permitted or required by law or by regulatory authority upon requests for information or as otherwise set out in the TD Privacy Code. In addition, the CCO reviews the reports and, when necessary, may discuss the reports with the Supervised Person’s or the TD Bank N.A. Covered Person’s immediate manager or senior management.

3.13	Penalties

Failure to file reports or certifications as required will result in suspension of trading privileges and notification of the TDAM USA Supervised Person’s or the TD Bank N.A. Employee’s immediate manager, or senior management.

4	Roles and Responsibilities

4.1	Supervised Persons and TD Bank N.A. Covered Persons

TDAM USA Supervised Persons and where applicable, TD Bank N.A. Employees, are accountable to adhere to the conditions/requirements of the Code of Ethics and Personal Trading Policy.

4.2	Wealth Investment Compliance (WIC)

The CCO will:

■	From time to time, issue any interpretation of the Policy and the Code, the statutory and regulatory requirements as required.
■	Annually, or more frequently if necessary, review the Policy and the Code for applicability and effectiveness.

WIC maintains and causes to be maintained in an easily accessible place, the following records:

■	A copy of all codes of ethics adopted by TDAM USA pursuant to the Investment Advisers Act of 1940 (“the Advisers Act”) that have been in effect at any time during the past five (5) years.

■	An electronic record of all acknowledgements of the Code for each person who is currently, or within the past five years was, a TDAM USA Supervised Person.

■	An electronic record of all acknowledgements of the Personal Trading Policy for each person who is currently, or within the past five years was, a TD Bank N.A. Employee.

■	A record of all approvals and denials and the reasons supporting pre-clearance approval or exceptions granted pursuant to the TDAM USA Code for at least five (5) years after the end of the fiscal year in which the approval or exception is granted.

■	A record of each violation of codes of ethics for Supervised Persons and personal trading policies for TD Bank N.A. Covered Persons and of any action taken as a result of such violation for at least five (5) years after the end of the fiscal year in which the violation occurred.

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■	An electronic record of each report made by a Supervised Person under a code of ethics, for at least five (5) years after the end of the fiscal year in which the report is made.

■	An electronic record of each report made by a TD Bank N.A. Covered Person under a personal trading policy, for at least five (5) years after the end of the fiscal year in which the report is made.

■	A copy of each report made by the CCO to the TDAM USA Board for at least five (5) years after the end of the fiscal year in which it was made.

■	A list of all persons who are, or within the past five (5) years have been, required to make reports pursuant to the Advisors Act, or who are or were responsible for reviewing such reports.

4.3	Policy Review /Policy Approval

Policy review and approval is conducted by the Policy Oversight Committee

4.4	Next Review Date

January 2015

5	Definitions

Automatic Investment Plan means a program in which regular periodic purchases (or withdrawals) are made repeatedly in (or from) investment accounts in accordance with a predetermined schedule and allocation. This includes a dividend investment plan. This does not include optional cash purchases in such plans or any transaction that overrides the pre-set schedule or allocations plan.

Beneficial Ownership is interpreted in the same manner as it would be under Rule 16a-1(a)(20) under the Securities Exchange Act of 1934 (“the 1934 Act”) in determining whether a person is a beneficial owner of a security for purposes of Section 16 of the 1934 Act and the rules and regulations there under. Examples of Beneficial Ownership: where a person is granted power of attorney over an account, acts as an executor of an estate or as a trustee of a trust.

Chief Compliance Officer (“CCO”) administers the provisions of, and monitors compliance with, the Personal Trading Policy. The CCO may delegate any function to individuals or groups within Wealth Investment Compliance (“WIC”) as considered appropriate; accordingly all references to CCO will also include reference to a CCO appointed designate/delegate.

Covered Account means any account used for transactions that is subject to this Policy.

Covered Securities include, but are not limited to, any stock, bond, note, future, options on securities, options on indexes and options on currencies, all limited partnership interests, any investment contract or any warrant for, option in, or security immediately convertible into that Covered Security. This also includes any instrument that has an investment return or value that is based, in whole or in part, on that Covered Security (collectively, “Derivatives”) or any other interest or instrument that is commonly known as “security”.

Discretionary managed account is an account managed by a registered dealer or adviser under a signed investment management agreement.

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Exchange Traded Funds (“ETFs”) refers to either a passive security that tracks an index and represents a basket of stocks like an index fund or an active security that may be designed to track an investment manager's picks, mirror an existing mutual fund or pursue a particular investment objective. Both active and passive ETFs trade like a stock on an exchange, with daily price fluctuations.

Financial Tracking Employee TradeSphere (“FTT”) is an automated personal trading pre-clearance and attestation system that is used by Supervised Persons and, as applicable, TD Bank N.A. Covered Persons.

Front running refers to taking a position in a security ahead of an impending transaction in a client trade in the same or related securities.

Initial Public Offering (“IPO”) in the U.S. means an offering of securities registered under the Securities Act of 1933 (“the 1933 Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the 1934 Act. In Canada, IPO refers to securities that are offered pursuant to a prospectus including initial and other offerings, and private placements, including bought deals.

Insider Trading and Tipping Insider Trading occurs when a person buys or sells the securities of a public company while in possession of material non-public information about that company. Tipping occurs when a person informs another of material non-public information about a public company.

Investment Company means an investment company registered under the Investment Company Act of 1940 (“the 1940 Act”).

Late trading occurs when an order for the purchase or sale of Mutual Fund Shares or Canadian Mutual Fund Units is received from an investor after the fund’s trading deadline and after the day’s Net Asset Value (“NAV”) has been calculated, and such order is executed on the same day; this is an illegal practice.

Limited Offering means any private placement offering, including without limitation, an offering in the United States that is exempt from registration under the 1933 Act pursuant to Section 4(2) or Section 4(6) thereof or pursuant to Rule 504 - 506 there under.

Market timing means the purchase and sale of Mutual Fund Shares or Canadian Mutual Fund Units (including exchanges within the same fund family) within a short period of time with the intention of capturing short term profits resulting from market volatility.

Mutual Funds mean collectively Investment Company open-end funds and open-end, prospectus qualified, Canadian mutual funds that are redeemable on demand, calculate net asset value on a daily basis and are not transacted on a secondary market.

Personal securities transactions are any transaction in which a Supervised Person or TD Bank N.A. Covered Person is deemed to have a beneficial ownership or the opportunity to directly or indirectly profit or share in the profit derived from the securities transacted.

Protrades refers to the group within WIC administering the personal trading procedures. WIC uses the email address, Protrades@tdam.com.

Reportable Fund means any Investment Company for which TDAM USA serves as an investment adviser or, whose investment adviser or principal underwriter controls TDAM USA, is controlled by TDAM USA or is under common control with TDAM USA.

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Supervised Persons means any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of TDAM USA, or employee of TD providing services to TDAM USA, or other person who provides investment advice on behalf of TDAM USA and is subject to the supervision and control of TDAM USA. Supervised Persons may include any other person so designated by the CCO For the purposes of the TDAM USA Personal Trading Policy requirements, this definition is extended where applicable, to include any immediate family member residing in the same household or any person over which the Supervised Person employed by TDAM USA has control, e.g., through a power of attorney, trust, estate, etc.

TD Bank N.A. Employee means any person engaged at TD Bank N.A., who is not captured under TDPCW’s policies/requirements that has access to any TDAM USA investment program information.

TD Bank N.A. Covered Person means any TD Bank N.A. Employee and is extended to include any immediate family member residing in the same household or any person over which the TD Bank N.A. Employee has control, e.g. through a power of attorney, trust, estate, etc.

TD Affiliate is any wholly owned subsidiary of TD Bank, including TD Securities Inc., TD Waterhouse Canada Inc., TDAM USA Inc., TD Asset Management Inc., and its subsidiary, TD Waterhouse Private Investment Counsel Inc., TD Bank N.A., and TD Private Client Wealth (“TDPCW”) LLC.

TDAM USA Supervised Persons has the meaning set out in Section 2.

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Appendix 1: Exempt Securities

Pre-clearance is not required for the following securities / transactions:

■	Purchases that are made as part of an Automatic Investment Plan, i.e., TD Bank Employee Savings Plan, Future Builder, RRSP, RESP, IRA or 401-K.

■	Purchases of rights issued by an issuer pro rata to all holders of a class of its securities, if such rights were acquired from such issuer, and the exercise of such rights.

■	Commodities, options, futures or other derivatives on any broadly based market indices.

■	Debt securities issued or guaranteed by the government of any of the following: the United States (e.g. Treasury bills, notes and bonds, and U.S. Savings Bonds), Canada (Federal and Provincial), the United Kingdom, Germany, France, Italy or Japan.

■	High quality short-term instruments (“money market instruments”), e.g., bankers’ acceptances, U.S. bank certificates of deposit, commercial paper, including repurchase agreements.

■	Involuntary purchases and sales of Covered Securities, e.g. mandatory corporate actions, call or assignment of options, etc.

■	Transactions in an account over which the Supervised Person does not exercise, directly or indirectly, any influence or control.

■	Purchase of Mutual Fund units/shares that are not Reportable Funds, i.e. non-TD funds managed by third parties. Note: Redemptions of non-money market Mutual Fund units/shares made within 60 days of purchase require pre-clearance.

■	Transactions in reportable TD Mutual Funds.

■	Mutual Fund shares issued by unit investment trusts that are invested exclusively in one or more open- end investment companies, none of which are Reportable Funds, e.g., ETFs (see also below), variable insurance contracts that are funded by insurance company separate accounts organized as unit investment trusts, etc.

■	Transactions of passively managed ETFs; these are not subject to pre-clearance or hold period requirements, but are required to be reported on the holdings and transaction reports. Note that actively managed ETFs are Covered Securities subject to pre-clearance and hold period requirements as well as reporting requirements.

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Appendix 2: TD Bank N.A. Approved Broker List

Charles Schwab

E*Trade

Merrill Lynch

TD Ameritrade

Additional brokers may be added from time to time

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